Spirit of America Management Corp. 10f-3 Report
                    6-24-10


Fund:                Spirit Income Fund (SOAIX)
Amount Alloted:        $592,100,000
Alloted Date:            5/18/2010
Dated Date:            6/4/2010
Issue:        NYC Transitional Finance Authority (Primary Offering)
Cusip No.:            64971MS60
Senior Syndicate Manager:    BOA/ Merrill
Selling Group Member:   David Lerner Associates, Inc. ("DLA, "fund
                        distributor, affiliated underwriter )

Selling Concession (DLA):    $2,812.50

Authorized by:        William Mason (SOAIX Portfolio Manager)

Review of Criteria under Fund 10f-3 Procedures:

a) Eligible Municipal Security:            Yes (X)    No (  )
          Investment Grade:                Yes (X)    No (  )

b) Securities purchased prior to the end of the
first day on which any sales made as new issue:    Yes(X)     No (  )

Price paid by Fund no more than price paid by
each other purchaser of securities
in that offering:                    Yes (X)    No (  )

c) Issuer in continuous operation for not less
than three (3) years:                    Yes (X)    No (  )

d) Firm commitment underwriting:            Yes (X)    No (  )

e) Reasonable Commission (concession):        Yes (X)     No (  )

f) Percentage limit observed:                Yes (X)    No (  )
(No more than 25% of principal amount)

g) Purchase directly from affiliated underwriter:    Yes (  )   No (X)
(DLA)

/s/ William Mason
William Mason (Portfolio manager)

/s/ Joseph C. Pickard                /s/ Alan P. Chodosh
Joseph C. Pickard                    Alan P. Chodosh
Spirit of America Management Corp.   Spirit of America Management Corp.
CCO                                  Treasurer

Date:    June 24, 2010